Exhibit h(vi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                    EXHIBIT B

                         to Shareholder Services Plan of

                                    CCB FUNDS

                                  CCB Bond Fund

        This Plan is adopted by CCB Funds with respect to the Class of Shares of the portfolio of the Trust as set forth above.

        In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of the CCB Bond Fund held during the month.

        Witness the due execution hereof this 1st day of September, 1998.

                                            CCB FUNDS

                                            By:  /S/ JOSEPH S. MACHI

                                            Name:  Joseph S. Machi
                                            Title:  Vice President